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                                                                    EXHIBIT 23.6

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Cell Pathways, Inc. that is made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-103644) and Prospectus of OSI Pharmaceuticals, Inc. for the registration of 4,208,486 shares of its common stock and up to 43,521,051 contingent value rights and to the incorporation by reference therein of our report dated February 1, 2002, with respect to the financial statements of the Oncology Related Assets, Liabilities and Activities of Gilead Sciences, Inc. included in the Current Report on Form 8-K/A of OSI Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on March 6, 2002.


                                                           /s/ ERNST & YOUNG LLP


Palo Alto, California
April 8, 2003